Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post Effective Amendment No.3 to Form F-1 (the “Registration Statement”) of Foremost Clean Energy Ltd. (the “Company”) of our auditor’s report dated June 28, 2024 with respect to the consolidated statements of loss and comprehensive loss, of changes in shareholders’ equity, and of cash flows of the Company for the year ended March 31, 2024, as included in the Annual Report on Form 20-F of the Company for the year ended March 31, 2026, as filed with the United States Securities Exchange Commission.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

August 14, 2026

Vancouver, Canada